Exhibit 99.3

Media General Inc., PO Box 85333, Richmond, VA 23293-0001 804/649-6748 www.mediageneral.com

FOR IMMEDIATE RELEASE

Tuesday, August, 1, 2006

Media General Announces Sale of WIAT-TV in Birmingham, Ala., and KIMT-TV in Mason City, Iowa, to New Vision Television

Richmond, Va., and Atlanta – Media General, Inc. (NYSE: MEG) and New Vision Television, LLC, announced today that they have signed a definitive agreement under which New Vision Television will purchase the assets of Media General’s CBS television stations WIAT in Birmingham, Ala., and KIMT in Mason City, Iowa. The combined sales price for both stations is approximately $35 million. The transaction is subject to regulatory approvals and is expected to close in the third or fourth quarter of 2006.

Media General now has signed definitive agreements to sell all of the CBS stations that the company announced it planned to sell on April 6, 2006. Gross proceeds from the sales are approximately $130 million, plus working capital. In the aggregate, the transactions represent a multiple of 15 times 2004-2005 average broadcast cash flow for the divested stations. On May 12, 2006, Media General announced plans to facilitate these transactions as a tax-deferred, like-kind exchange in conjunction with the acquisition of the four NBC stations the company completed on June 26, 2006. Media General expects to complete all of the transactions before year-end. Net proceeds after tax are expected currently to be approximately $125 million and will be used for debt repayment.

Marshall N. Morton, president and chief executive officer of Media General, said, “We are delighted to have reached definitive agreements for the sale of these stations and expect to complete all the sales well within our original target of the end of this year. In addition, we will substantially exceed our original expectations of net proceeds available for debt repayment.

“Our four new NBC stations, which became part of Media General at the beginning of the third quarter, will contribute to meaningful Broadcast Division profit and segment cash flow growth in the third quarter. The contribution of the new stations will reflect strong Political advertising revenues and the overall strength of the stations in their respective markets,” Mr. Morton said.

Jason Elkin, chairman and chief executive officer of New Vision, said, “WIAT and KIMT represent the first two stations of New Vision Television III, which we expect will expand to 10-to-12 stations over the next year. We expect that the third iteration of the New Vision franchise will be the largest and most successful yet.

“We are extremely pleased to acquire two CBS affiliates from Media General. We have been impressed with the substantial improvements that Media General has made to the operations of both stations and with the overall quality of their employees. It’s great to begin the newest New Vision platform with network affiliates in dynamic growing markets like Birmingham and Mason City. We look forward to growing New Vision Television with strategic television acquisitions across the country,” said Mr. Elkin.

Mr. Morton added, “We thank the employees of WIAT and KIMT for their many contributions to Media General and wish them well in the future.”

Publishing • Broadcast • Interactive Media

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Media General Inc., PO Box 85333, Richmond, VA 23293-0001 804/649-6748 www.mediageneral.com

WIAT was acquired by Media General in 1997 as part of the acquisition of a group of television stations and newspapers from the former Park Communications. The station began operations in 1965 and has approximately 75 employees. KIMT, which began operations in 1954, was acquired in 2000 from the former Spartan Communications and has approximately 60 employees.

Forward-Looking Statements

This news release contains forward-looking statements that are subject to various risks and uncertainties and should be understood in the context of the company’s publicly available reports filed with the Securities and Exchange Commission. Media General’s future performance could differ materially from its current expectations.

About Media General

Media General is a multimedia company operating leading newspapers, television stations and online enterprises primarily in the Southeastern United States. The company’s publishing assets include three metropolitan newspapers, The Tampa Tribune, Richmond Times-Dispatch, and Winston-Salem Journal; 22 daily community newspapers in Virginia, North Carolina, Florida, Alabama and South Carolina; and more than 150 weekly newspapers and other publications. The company’s broadcasting assets currently include 30 network-affiliated television stations that reach more than 33 percent of the television households in the Southeast and more than 10 percent of those in the United States. The company’s interactive media assets include more than 75 online enterprises that are associated with its newspapers and television stations. Media General also owns a 33 percent interest in SP Newsprint Company, a manufacturer of recycled newsprint.

About New Vision Television

With offices in Atlanta and Los Angeles, New Vision Television, which was originally incorporated in 1993, has owned and operated numerous television stations across the country. New Vision has traditionally employed the best possible talent and gives their management employees autonomy, combined with accountability, to improve the operations of their station. New Vision prides itself on being an innovator in the television industry, and combines new sales solutions with the best possible operations to achieve superior broadcast results. Together with Mr. Elkin, John Heinen, president and chief operating officer and Eric Simontis, chief financial officer, New Vision will continue to invest in the television industry and focus its attention on the acquisition and operation of major and medium- sized market stations across the country with specific attention to stations with affiliate and geographic diversity.

Media General:

Investor	Contact:
Lou	Anne J. Nabhan

(804) 649-6103

Media Contact:

Ray Kozakewicz

(804)649-6748

New Vision Television

Jason Elkin, Chairman and Chief Executive Officer

(310) 979-0378

John Heinen, President and Chief Operating Officer

(404) 995-4711

Eric Simontis, Chief Financial Officer

(404) 995-4711

Publishing • Broadcast • Interactive Media

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